Exhibit 99.1

This letter sets forth the intention of High Velocity Alternative Energy Corp. (“HVAG”), hereinafter referred to as the “Buyer” to acquire the stock or the assets and liabilities of Advanced Chemical Recycling Enterprises, Inc. (“ACRE”), and American Chemical Exchange, Inc. (“ACE”).  The stockholders of the Company shall collectively be referred to as the “Sellers”.

The Buyer will purchase from Sellers all of the assets and liabilities of the companies or the stock of both entities, pending the drafting of a final purchase agreement and due diligence.

The purchase price for the aforementioned assets/liabilities will be $1,000,000.00, payable in a combination of cash and stock.  The purchase price shall be paid as set forth in the final Purchase and Sale Agreement.

The closing of the transaction will occur as promptly as practicable, but not later than September 30, 2008, unless Sellers and Buyers agree to an extension.

The completion of the transaction is subject to the execution and delivery by the parties of a mutually acceptable definitive purchase and sale agreement, containing representations, warranties, conditions precedent and indemnities contained in agreements of a similar nature.  Based upon such understanding, each of the undersigned hereby confirms its intention to execute a definitive purchase and sale agreement in good faith within the parameters of the fundamental terms set forth herein and to use its best efforts to close the acquisition.

All leases, agreements, assets and liabilities shall be transferred to the Buyer and Seller shall be removed from all obligations, guarantees, liens and encumbrances.

To induce Buyer to continue due diligence Sellers agree to grant Buyer a period of exclusivity of 60 days effective from the date of the execution of this letter of intent.  During the term of exclusivity Seller will not discuss a possible sale of the Company with any other party.

To induce Seller to continue to provide information to Buyer, Buyer represents that it has cash or commitments from investors to provide the financing for this transaction.  Buyer further acknowledges that Robert Somerman will become the CEO and President of HVAG upon completion of this transaction.   Seller will permit Buyer and their representatives to conduct an investigation and evaluation of the Company; will provide such assistance as is reasonably requested; and will give access to all information and other items related to the Company and its business and assets.  If the contemplated transaction is not consummated, Buyer will not, nor will it permit any of its employees, agents or representatives to use or disclose to any third parties any such information for a period of 12 months.  The Buyer will issue a press release subject to the prior consent of the Seller.

This letter and the closing of the transaction contemplated hereby may be terminated by the parties as follows:

(i)
prior to and including the 60th day following the date of the execution of this letter if Buyer is not on or before such date satisfied with the results of the business, legal and accounting due diligence investigation performed by Buyer or their representatives; or

(ii)
on or after the 60th day following the date of the execution of this letter, if on or before such date the parties shall not have executed a mutually satisfactory definitive purchase and sale agreement.

The Company, each of the Sellers and buyer will each pay its respective expenses (including fees and expenses of legal counsel, accountants and other representatives or consultants) in connection with the transactions contemplated herein.

This proposal has been agreed to by the parties and accurately reflects their understanding with respect to the subject matter hereof.

Robert Somerman	High Velocity Alternative Energy Corp.
Dated: